Exhibit 99.1

Company Contact:	Deborah Merrill
(864)232-5200 x 6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact: ICR, Inc.	Tom Filandro/Caitlin Morahan
(203)682-8200
Investors:	Tom.Filandro@icrinc.com Caitlin.Morahan@icrinc.com
Media:	Jessica Liddell
(203)682-8208
DLAPR@irinc.com

Delta Apparel Announces Preliminary Fourth Quarter and Full Fiscal Year Results

Achieves Strong Revenue Growth for Quarter and Year

GREENVILLE, SC – October 3, 2019 (GLOBE NEWSWIRE) – Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced preliminary results for its 2019 fourth quarter and full fiscal year ended September 28, 2019.

The Company anticipates overall net sales for the fourth quarter of its 2019 fiscal year to be in a range of $104 to $106 million, or about a 12% to 14% increase from prior year net sales of $92.9 million. The fourth quarter growth was driven by strong organic growth across all of the Company’s businesses.  For the full 2019 fiscal year, the Company anticipates overall net sales to be in a range of $428 to $430 million and well above prior year net sales of $395.5 million.  The annual growth was driven primarily by gains in the Company’s digital print business, DTG2Go, which continues to expand through investments in print capacity, new technology and additional facilities, along with accelerating top-line performance in the Salt Life business led by product expansions and momentum with national and regional retailers.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, stated, “We are pleased to close out the fiscal year with solid double-digit sales growth in the fourth quarter fueled by strong performance across both our Delta Group and Salt Life Group segments.  We are also delighted to have achieved our full-year goals of 20% organic growth in our DTG2Go business and strong growth in our Salt Life business.  Our Delta Activewear team overcame the challenges brought on by changes in product mix within its private label business and also delivered growth for the year. All of our teams have done a great job of executing on our growth initiatives and leveraging our scale and vertical platform. We are confident in the opportunities we see for continued profitable growth,” Mr. Humphreys concluded.

B. Riley FBR Annual Consumer & Media Conference

As previously announced, the Company is scheduled to present today at 8 AM Eastern Time at the B. Riley FBR Annual Consumer & Media Conference being held at the Sofitel Hotel located in New York, New York. A webcast of the conference presentation will be available on Delta Apparel's website at www.deltaapparelinc.com. Real Player or Windows Media Player is required to listen to the webcast.

Fourth Quarter and Full Year Fiscal 2019 Results on November 21, 2019

Final and complete financial results for the fiscal year 2019 fourth quarter and full year ended September 28, 2019, will be released after the market close on November 21, 2019.  At 4:30 p.m. ET on that day, the Company will also hold a conference call with senior management to discuss its financial results and business outlook.  The Company invites you to join the call by dialing 1-800-458-4121.  If calling from outside the United States, please dial 1-323-794-2093.  A live webcast of the conference call will be available at www.deltaapparelinc.com.  Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through December 21, 2019.  To access the telephone replay, participants should dial toll-free 1-844-512-2921.  International callers can dial 1-412-317-6671.  The access code for the replay is 6600025.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, Salt Life, LLC, M. J. Soffe, LLC, and DTG2Go, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of core activewear and lifestyle apparel and related accessory products.  The Company sells casual and athletic products through a variety of distribution channels and distribution tiers, including department stores, mid and mass channels, e-retailers, sporting goods and outdoor retailers, independent and specialty stores, and the U.S. military.   The Company’s products are also made available direct-to-consumer at its branded retail stores and on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com.  The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,300 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties.  Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; significant interruptions within our manufacturing or distribution facilities or other operations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.